Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces First Quarter Results

First Quarter As-Adjusted EPS of $0.82, Up 15% vs. First Quarter 2014

Increases Full Year 2015 Outlook

April 16, 2015 – Woodland Park, NJ - Cytec Industries Inc. (CYT) announced today net earnings for the first quarter of 2015 of $42.5 million or $0.58 per diluted share on net sales of $515 million. Included in the quarter for continuing operations are several special items that total $17.1 million of net expense after-tax, or $0.24 per diluted share, which are outlined further in this release. Excluding these special items, earnings from continuing operations were $59.6 million or $0.82 per diluted share.

Net earnings for the first quarter of 2014 were $55.9 million or $0.76 per diluted share on net sales of $489 million. Included in the quarter for continuing operations is a special item in the amount of $3.8 million of net income after-tax, or $0.05 per diluted share. Excluding this special item, earnings from continuing operations were $52.0 million or $0.71 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Our first quarter results reflect a solid start to the year, with adjusted EPS up 15% versus the prior year quarter. Aerospace Materials delivered excellent results due to volume growth in both commercial transport and military sectors, and the In Process Separation segment also performed very well driven by strong demand for our specialty mining products. Both businesses translated the higher volumes into increased operating margins for the quarter. Overall, I am pleased with our results as we continue to execute our growth strategy.”

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PRESS RELEASE

First Quarter Results

Cytec Aerospace Materials sales increased 7% to $259 million; Operating Earnings increased to $49.7 million.

In Aerospace Materials, selling volumes increased 6% versus the prior year period driven by increases across the entire segment, including rotorcraft, business and regional jets, large commercial transport, and military programs. Selling prices increased by 1% in the quarter.

Operating earnings of $49.7 million were up 31% versus the prior year period, primarily as a result of the increased volumes with added benefits from foreign exchange and selling price. Earnings improvement from the higher selling volumes was partially offset by higher manufacturing costs mostly associated with ongoing capital projects.

Cytec Industrial Materials sales were down 5% to $79 million; Operating Earnings decreased to $6.9 million.

Industrial Materials sales in the first quarter were down by 7% as a result of foreign exchange, offset partially by higher selling volumes and selling price which were each up by 1% in the quarter.

Operating earnings of $6.9 million were down 16% from the prior year quarter mainly as a result of strong demand from the tooling market in the first quarter 2014 and higher operating costs.

Cytec In Process Separation sales were up 12% to $107 million; Operating Earnings increased to $28.8 million.

In Process Separation selling volumes increased by 13% versus the first quarter 2014 primarily due to higher sales of mining products related to base metals including copper and alumina. Exchange rates were unfavorable by 1% in the quarter and selling prices were essentially flat.

Operating earnings of $28.8 million were up 50% versus the prior year period driven by the higher selling volumes, favorable exchange rates and decreases in raw material prices. In addition, the significant earnings increase versus the prior year quarter was helped by weaker earnings in the first quarter of last year due to reduced production rates in that period.

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PRESS RELEASE

Cytec Additive Technologies sales increased 5% to $70 million; Operating Earnings increased to $9.1 million.

In Additive Technologies, overall selling volumes increased by 10% in the quarter driven by higher demand for Polymer Additive products across all regions as well as solid demand in Specialty Additives for industrial surfactants. The sales growth was partially offset by 4% unfavorable exchange rates in the quarter and 1% selling price declines.

Operating earnings of $9.1 million were up 15% versus the first quarter 2014 driven by higher volumes across the segment, favorable product mix from selling more value-added technologies, and reduced operating expenses.

Special Items

In the first quarter of 2015 a few special items were recorded in corporate and unallocated that resulted in a net pre-tax charge of $26.9 million ($17.1 million after-tax or $0.24 per diluted share) mainly attributable to the following:

•	A net pre-tax charge of $15.8 million ($9.9 million after-tax or $0.14 per diluted share) attributable to mark to market adjustments for pension and other postemployment benefits which was deferred from 2014.

•	A net pre-tax charge $7.5 million ($4.8 million after-tax or $0.07 per diluted share) related to the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX Aerospace manufacturing site for costs incurred, including those deferred at year end. The agreement was ratified in late January 2015.

•	A net pre-tax charge of $3.6 million ($2.4 million after–tax or $0.03 per diluted share) related to restructuring and alignment of support functions associated with the ongoing implementation of our single global ERP platform.

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PRESS RELEASE

In the first quarter of 2014, a special item was recorded in continuing operations that resulted in a net pre-tax benefit of $6.2 million ($3.8 million after-tax or $0.05 per diluted share).

Income Tax Expense

Income tax expense related to continuing operations for the first quarter of 2015 was $14.8 million, compared with a tax expense of $17.7 million in the first quarter of 2014. Included in the income tax expense for the first quarter of 2015 is a tax benefit of $1.7 million primarily relating to tax reserve adjustments and changes in tax rates for US and certain international operations, both of which were partially offset by valuation allowance charges. Excluding these items and the impact from the special items previously noted, the overall underlying annual tax rate for the first quarter of 2015 was 31.2% versus the underlying annual tax rate in the first quarter of 2014 of 31.0%.

Cash Flow

Dan Darazsdi, Vice President and Chief Financial Officer commented, “Cash Flows provided by operating activities were $14 million in the first quarter 2015. Our net working capital days at the end of the first quarter were down 6 days to 83 versus the end of the fourth quarter 2014. At quarter end, inventory days of 79 were down 7 days versus the end of the fourth quarter 2014, due in large part to the reduction in sales backlog related to the Texas settlement. Accounts payable days of 45 were down 1 day and accounts receivable days of 49 were flat versus the end of the prior quarter.”

“Capital spending in the first quarter was $34 million. Our expectation for capital spending for the full year 2015 is estimated to be in a range of $170 to $190 million, related primarily to Aerospace Materials growth projects.”

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2015 Outlook

Mr. Fleming continued, “The demand trends to start the year are in line with our expectations and I am very pleased with our performance in the first quarter. We remain confident in our ability to deliver the projected growth in each business for 2015. We have some positive macro drivers that should continue to offer additional support this year, including cost benefits related to lower raw material pricing and favorable foreign exchange. Based on our assumptions that demand will remain robust across our businesses and the cost benefits we saw in the first quarter will continue through year end, we are increasing the company’s full year guidance for 2015 adjusted diluted earnings per share to a range between $3.15 and $3.35. We have provided our current view by business segment below.”

“In Aerospace Materials, we are seeing solid demand trends across the segment and expect growth to continue to be driven by commercial transport as well as military sectors. We are also starting to realize the benefits from our productivity improvements which are supporting the higher earnings growth and operating margins this year. Given the good demand trends, our solid operating performance, and our visibility for the rest of the year, we are increasing our guidance in this segment. Annual sales are now estimated in a range between $1,040 and $1,080 million, up from $1,025 and $1,085 million and representing about 6% top line growth, and our forecast for annual operating earnings is now estimated in a range between $200 and $210 million, up from $195 and $205 million, which is about 15% growth versus the prior year.”

“Demand within the Industrial Materials business is expected to be similar to our original projections, with a tough comparable against excellent 2014 results where we had strong demand in tooling and high performance automotive. This business, however, is faced with foreign exchange headwinds since a large part of the business is European based. We expect these trends to continue through the year and therefore we remain cautious with our forecast. Sales are estimated in a range between $320 and $330 million and operating earnings in a range between $30 and $34 million.”

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“In Process Separation is off to a great start this year, and on plan with our forecast. Growth is being driven by demand for our mining chemical products across copper and other base metals and minerals. We are confident in our ability to continue to drive growth in the segment through multiple drivers, including geographic expansion, innovation, new mine wins, and growth in existing and adjacent markets. Our guidance remains unchanged with annual sales forecasted in a range between $445 and $465 million, and operating earnings in a range between $102 and $108 million, representing about 10% growth in both the top and bottom line versus 2014. In addition, we should benefit from improved raw material costs in this segment which could drive earnings toward the top end of our guidance.”

“Additive Technologies is making good progress this year penetrating their key markets with differentiated technologies and we expect similar trends in the balance of the year. Our guidance remains unchanged with sales forecasted in a range between $270 and $290 million and operating earnings in a range between $35 and $39 million, representing about 3% top line growth and almost 9% earnings growth from the improved product mix over 2014.”

The guidance for Corporate and Unallocated Expense remains between $26 to $28 million for the full year, and Interest Expense, net is estimated to be $16 million. The forecasted effective tax rate reflected in our 2015 guidance is in a range between 30% and 31%.

Mr. Fleming concluded, “We remain focused on executing our strategic initiatives and are well-positioned to continue to deliver consistent sales and earnings growth and create additional value for our shareholders.”

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PRESS RELEASE

Investor Conference Call to be Held on Friday, April 17, 2015 at 11:00am ET

Cytec will host their first quarter earnings release conference call on Friday, April 17, 2015 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that earnings per share before special items, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

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PRESS RELEASE

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.Allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$515.0	$489.0
Manufacturing cost of sales	371.0	329.0
Selling and technical services	35.3	36.8
Research and process development	12.4	12.8
Administrative and general	32.2	29.4
Amortization of acquisition intangibles	3.4	3.6

Earnings from operations	60.7	77.4
Other income (expense), net	0.3	(0.6)
Interest expense, net	3.7	3.2

Earnings from continuing operations before income taxes	57.3	73.6
Income tax provision	14.8	17.7

Earnings from continuing operations	42.5	55.9

Earnings from operations of discontinued business, net of tax	—	—
Net gain on sale of discontinued operations, net of tax	—	—

Earnings from discontinued operations, net of tax	—	—

Net earnings	$42.5	$55.9

Comprehensive (loss) income	$(14.0)	$49.6

Earnings per share:
Basic earnings per common share
Continuing operations	$0.59	$0.78
Discontinued operations	—	—

	$0.59	$0.78

Diluted earnings per common share
Continuing operations	$0.58	$0.76
Discontinued operations	—	—

	$0.58	$0.76

Dividends per common share	$0.125	$0.063

Shares used in calculating earnings per common share (in 000s)
Basic	71,784	71,891
Diluted	72,848	73,295

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net Sales:
Aerospace Materials	$259.3	$243.4
Industrial Materials	78.7	83.2
In Process Separation	107.3	96.2
Additive Technologies	69.7	66.2

Total consolidated net sales	$515.0	$489.0

	Three Months Ended March 31,
	2015	% of Sales	2014	% of Sales
Earnings from operations:
Aerospace Materials	$49.7	19.2%	$37.9	15.6%
Industrial Materials	6.9	8.8%	8.2	9.9%
In Process Separation	28.8	26.8%	19.2	20.0%
Additive Technologies	9.1	13.1%	7.9	11.9%

Earnings from segments	94.5	18.3%	73.2	15.0%
Corporate and Unallocated, net (1)	(33.8)		4.2

Total earnings from operations	$60.7	11.8%	$77.4	15.8%

(1)	Corporate and Unallocated includes the following items:

	Three Months Ended March 31,
	2015	2014
Restructuring charges, net	$3.6	$—
Pension and OPEB mark-to-market loss (gain), net	15.8	(6.2)
Costs related to global ERP initiative	4.3	2.4
Greenville, Texas lockout costs	7.5	—
Other	2.6	(0.4)

Total expense (income)	$33.8	$(4.2)

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended
	March 31, 2015
	% Variance Due To
Segment	Volume	Price	FX
Aerospace Materials	6%	1%	0%
Industrial Materials	1%	1%	-7%
In Process Separation	13%	0%	-1%
Additive Technologies	10%	-1%	-4%
Total Continuing Operations	7%	0%	-2%

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts) (Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$107.3	$133.9
Trade accounts receivable, less allowance for doubtful accounts of $3.4 and $3.8 as of March 31, 2015 and December 31, 2014.	300.8	265.1
Other accounts receivable	76.2	74.6
Inventories	284.2	307.6
Deferred income taxes	31.7	27.4
Other current assets	21.6	26.2

Total current assets	821.8	834.8

Plants, equipment and facilities, at cost	1,665.0	1,680.8
Less: accumulated depreciation	(563.5)	(559.4)

Net plant investment	1,101.5	1,121.4

Acquisition intangibles, net of accumulated amortization of $73.1 and $70.8 as of March 31, 2015 and December 31, 2014.	133.8	141.6
Goodwill	500.9	508.8
Deferred income taxes	38.3	41.2
Other assets	126.4	119.4

Total assets	$2,722.7	$2,767.2

Liabilities
Current liabilities
Accounts payable	$184.9	$172.4
Current maturities of long-term debt	1.5	1.2
Accrued expenses	149.2	184.6
Income taxes payable	9.8	8.4
Deferred income taxes	0.2	0.3

Total current liabilities	345.6	366.9

Long-term debt	740.4	741.7
Pension and other postretirement benefit liabilities	239.0	245.9
Other noncurrent liabilities	168.4	170.3
Deferred income taxes	29.6	31.4

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 99,800,369 at March 31, 2015 and 99,772,436 shares at December 31, 2014	1.0	1.0
Additional paid-in capital	474.5	474.2
Retained earnings	1,733.1	1,699.6
Accumulated other comprehensive income	(43.4)	13.1
Treasury stock, at cost, 28,409,686 shares at March 31, 2015 and 28,732,931 shares at December 31, 2014	(965.5)	(976.9)

Total stockholders’ equity	1,199.7	1,211.0

Total liabilities and stockholders’ equity	$2,722.7	$2,767.2

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows provided by (used in) operating activities:
Net earnings	$42.5	$55.9
Earnings from discontinued operations, net of tax	—	—

Net earnings from continuing operations	42.5	55.9
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	17.2	14.9
Amortization	4.2	4.5
Share-based compensation	3.1	3.0
Deferred income taxes	(1.3)	10.0
Pension and postretirement benefit expense (income)	(0.8)	0.2
Contributions to pension and postretirement plans	(2.8)	(2.6)
Non-cash loss on disposal of assets	0.4	0.9
Unrealized loss on foreign currency contracts	(3.4)	1.4
Other
Changes in operating assets and liabilities:
Trade accounts receivable	(53.8)	(20.6)
Other receivables	0.9	0.6
Inventories	15.2	(20.6)
Other assets	(1.5)	1.4
Accounts payable	21.5	45.4
Accrued expenses	(30.2)	(18.7)
Income taxes payable	2.3	(6.0)
Other liabilities	0.5	(8.7)

Net cash provided by operating activities of continuing operations	14.0	61.0
Net cash provided by operating activities of discontinued operations	—	0.3

Net cash provided by operating activities	14.0	61.3

Cash flows used in investing activities:
Additions to plants, equipment and facilities	(33.9)	(63.8)
Other investing activities, net	—	(0.1)

Net cash used in investing activities	(33.9)	(63.9)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	0.2	0.2
Payments on long-term debt	(0.1)	(0.3)
Cash dividends	(8.9)	(4.5)
Proceeds from the exercise of stock options	6.2	8.1
Excess tax benefits from share-based payment arrangements	2.2	3.8

Net cash (used in) provided by financing activities	(0.4)	7.3

Effect of currency rate changes on cash and cash equivalents	(6.3)	0.3

(Decrease) increase in cash and cash equivalents	(26.6)	5.0

Cash and cash equivalents, beginning of period	133.9	151.8

Cash and cash equivalents, end of period	$107.3	$156.8

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

	Three Months Ended March 31, 2015
	GAAP (As Reported)	Pension MTM (1)	Texas lockout costs (2)	Restructuring (3)	Non-GAAP (As Adjusted)
Manufacturing cost of sales	$371.0	$(15.8)	$(7.5)	$(1.1)	$346.6
Selling and technical services	35.3	—	—	(0.3)	35.0
Administrative and general	32.2	—	—	(2.2)	30.0
Earnings from operations	60.7	15.8	7.5	3.6	87.6
Earnings from continuing operations before income taxes	57.3	15.8	7.5	3.6	84.2
Income tax provision	14.8	5.9	2.8	1.2	24.7
Earnings from continuing operations	42.5	9.9	4.8	2.4	59.6
Net earnings	42.5	9.9	4.8	2.4	59.6
Diluted earnings per common share	$0.58	0.14	0.07	0.03	$0.82

In the first quarter of 2015, the following special items were recorded in continuing operations:

(1)	Pension mark-to-market adjustment, net
(2)	Greenville, TX lockout costs
(3)	Q1, 2015 restructuring costs

	Three Months Ended March 31, 2014
	GAAP (As Reported)	Pension MTM (1)	Non-GAAP (As Adjusted)
Manufacturing cost of sales	$329.0	$6.2	$335.2
Earnings from operations	77.4	(6.2)	71.2
Earnings from continuing operations before income taxes	73.6	(6.2)	67.4
Income tax provision	17.7	(2.4)	15.3
Earnings from continuing operations	55.9	(3.8)	52.0	*
Net earnings	55.9	(3.8)	52.0	*
Diluted earnings per common share - continuing operations	$0.76	$(0.05)	$0.71

*	May not add due to rounding.

In the first quarter of 2014, the following special item was recorded in continuing operations:

(1)	Pension mark-to-market adjustment, net

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